SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2006

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32588	77-0461529

(Commission File Number)	(IRS Employer Identification No.)

110 Rio Robles San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400
__________
(The Registrant’s telephone number)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry into a Material Definitive Agreement
     On March 3, 2005, the Compensation Committee of the Company approved the Company’s 2006 Bonus Plan (the “Plan”). A copy of the Plan is attached as an exhibit to this report. Under the Plan, the Company’s employees, including its executive officers, but excluding those sales and marketing employees that participate in a commission incentive plan, are eligible for semi-annual and annual cash bonuses. Pursuant to the Plan, the amount of the semi-annual and annual bonuses depends on whether the Company achieves the financial targets set forth in the Plan, which metrics are based on the targets that are set forth in the Company’s annual budget, as approved by the Board of Directors. Employees that are not an executive officer, executive vice president or senior vice president of the Company are also eligible for annual bonuses that are based on their individual performance and may also depend on improvements in an index measuring employee satisfaction.
     Each employee’s target bonus amount is based on their level and the targets vary from 5% to 100% of the employee’s annual base salary. The Compensation Committee has approved the following target bonus amounts for the Company’s executive officers:

Name	Title	Bonus Target Percentage
Christopher Dunn	Senior Vice President and Chief Financial Officer	60%
David McMorrow	Executive Vice President, Sales	70%
James A. Kirkland	Senior Vice President, General Counsel and Secretary	60%

ITEM 9.01: Financial Statements and Exhibits
     (c) Exhibits
     10.1 Covad Communications 2006 Bonus Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 8, 2006

By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Covad Communications 2006 Bonus Plan